Exhibit 99-1
                                               Contact:  Advanced Photonix, Inc.
                                                 Susan A. Schmidt (805) 987-0146

                           ADVANCED PHOTONIX, INC. (R)
                      REPORTS THIRD QUARTER FY 2004 RESULTS

Camarillo, California, February 10, 2004 --

Advanced Photonix, Inc.(R)(ASE: API) today reported its third quarter FY 2004 results.

Net sales for the third quarter ended December 28, 2003 ("Q3") were $2.93 million, an increase of 13% from $2.60 million reported in the third quarter of the previous year. Net sales for the nine months ended December 28, 2003 increased 48% to $8.84 million, as compared to $5.99 million in the same period of the prior year. The Company reported net income for the quarter of $256,000, or $.02 per share, and year to date net income of $593,000, or $.04 per share. For the same periods of the prior year, the Company reported net income of $61,000 for the quarter ($0.00 per share) and a net loss of ($194,000) (($0.02) per share) year to date.

As compared to the last fiscal year, the Company attributes the improved operating performance primarily to increased revenue levels resulting from the acquisitions made during the latter half of fiscal 2003. The Company reported that it continues to see stable revenues and expanded diversity in its targeted market segments. Year to date, sales to the military/aerospace markets have increased 65% over the prior year and continue to represent 38% of total revenues. Sales to the industrial sensing markets have increased 31% over the prior year and represent 40% of total revenues. Likewise, sales to the medical markets have increased 17%, and represent 15% of total revenues and sales to the automotive markets have increased 719%, and represent 7% of total revenues as compared to only 1% in the prior year. As a percentage of sales, gross margins continue to remain steady at 34% year to date. Stated as a percentage of net sales, selling, general and administrative expenses have also stabilized and represent 26% of total year to date revenue, as compared to 32% in the previous year.

In announcing the results, Paul Ludwig, President of Advanced Photonix, commented, "Our team did a great job in Q3 toward our fiscal 2004 goals. Quarter to quarter, we achieved earnings growth again, despite a slight reduction in revenues. We continue to see strength in orders and new opportunities from customers in the military, baggage scanning and medical sectors. We expect to end Q4 with record quarterly sales and 40% year over year revenue growth. Looking to the next fiscal year, we anticipate continued growth in our core business, based on the expected introduction of significant new products by key customers."

Richard Kurtz, Chief Executive Officer of Advanced Photonix stated, "The current year to date revenue increase and record earnings illustrate our ability to generate immediate results through our plan of growing through acquisition. We continue to maintain a strong balance sheet which positions us for future growth. We are projecting to meet the internal targets and goals set at the start of the fiscal year, including our top line sales projections."

Advanced Photonix, Inc.(R) is a leading supplier of innovative, silicon-based electro-optical products and design solutions to a global OEM customer base. Products include the patented Large Area Avalanche Photodiode (LAAPD) and FILTRODE(R) detectors, as well as PIN photodiodes. More information on Advanced Photonix can be found at http://www.advancedphotonix.com .

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company and a decline in the general demand for optoelectronic products.



                             Advanced Photonix, Inc.
                              Financial Highlights



(000 except share data)                             Three Months Ended                             Nine Months Ended
                                        -------------------------------------------    -------------------------------------------
                                        December 28, 2003     December 29, 2002        December 28, 2003     December 29, 2002
                                        -----------------     -----------------        -----------------     -----------------
NET SALES                                      $2,933                $2,603                   $8,836                $5,989
GROSS PROFIT                                   $1,038                 $866                    $3,035                $2,028
  Percent to Net Product Shipments              35%                   33%                      34%                   34%
NET INCOME (LOSS)                               $256                  $61                      $593                 ($194)
BASIC NET INCOME (LOSS)                        $0.02                 $0.00                    $0.04                ($0.02)
PER SHARE*
WEIGHTED   AVG.   NUMBER   OF   SHARES       13,458,000            12,251,000               13,441,000            12,250,000
OUTSTANDING
* The impact of dilutive shares is immaterial






                                    -- END --